Exhibit 99.1

Minerco Resources, Inc.: Signs Definitive Agreement to Acquire 100 Megawatt Wind Project in Honduras

HOUSTON, TX--(Marketwire - 1/19/11) - Minerco Resources, Inc. (“OTCBB: MINE”), a progressive developer, producer and provider of clean, renewable energy solutions in Latin America, announced today that  the Company  has signed a Definitive Agreement for the acquisition of a 100 mega-watt Wind Project  known as “Sayab Wind Project” located in the Municipality of San Marcos de Colon, in the Department of Choluteca in Honduras, C.A. from Energia Renovable Hondurenas S.A. (“ERHSA”), a corporation formed and operated under the laws of Honduras.

The Agreement provides for the Company to acquire 100% of the 100 mega-watt Sayab Wind Project. ERHSA will receive 1 million restricted shares of MINE in two installments while the Company is responsible for ongoing expenses through final design and continued operations of the Project. The project is estimated to have the potential capacity to gross $48 million per year once fully operational; however such estimates are based upon preliminary results and assume all studies produce anticipated results and that expenses do not exceed their estimated amount  and therefore there can be no assurance that the results will be as anticipated..

“We are very excited to acquire our first wind project,” said Sam J Messina III, Minerco's CFO.  “We believe that the project, once developed, will provide Minerco with substantial, long term revenue base for years to come.”

The Sayab Project is a 100 mega-watt wind project and is currently in the early Feasibility Stage of development, allowing Minerco to control in the feasibility, development, design and construction phases of the Project. The Project has secured the necessary land and is expected to start construction in 2013; however there can be no assurance that such date will not be delayed.

“The great benefit of wind projects is that they are scalable.  The Sayab Wind Project is another great addition to the Minerco portfolio of clean, renewable projects in Central America,” said V. Scott Vanis, Minerco's President and CEO.

Please contact:	Minerco Resources, Inc.
info@minercoresources.com
281-994-4187

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words “believe,” “anticipate,” “expect,” “intend,” “estimate,” and similar expressions. All statements in this document regarding the future outlook related to Minerco are forward-looking statements, including, but not limited to statements regarding the potential capacity of   and anticipated long term revenue to be derived from the Project and the expected date of commencement of construction. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, such as  the our inability to receive necessary regulatory approvals, unanticipated expenses, delays in the construction of the Project and the failure of the Project to  result in anticipated revenue. Additional uncertainties and risks are described in our most recently filed SEC documents, such as our most recent annual report on Form 10-K. For a more detailed discussion of factors that affect our operations, please refer to our Securities and Exchange Commission filings. Copies of this filing is available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof. The Company undertakes no obligation to update this forward-looking information.